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ADAPTEC, INC.

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Adaptec Sets the Record Straight

MILPITAS, Calif.—(BUSINESS WIRE)—Adaptec, Inc. (Nasdaq:ADPT), the global leader in I/O innovation, today issued the following letter to its stockholders:

Dear Adaptec Stockholders,

Adaptec is poised to take the decisive next steps toward building wealth for stockholders, thanks to the turnaround efforts the Board launched in 2005. Yet, just as Adaptec is gaining momentum, a hedge fund and a minority stockholder, Steel Partners II L.P., wants to relinquish this hard-won progress.

We are writing to set the record straight on Adaptec’s recent history – a history Steel has misrepresented – and to urge you to not let Steel destroy your prospects of increasing the value you receive from your investment in Adaptec.

We urge you not to respond to the Steel’s consent solicitation. Instead, mark the “Yes, Revoke My Consent” boxes on the enclosed GOLD Consent Revocation card and mail it immediately. If you already have given your consent on a white card, you may revoke it by signing, dating and mailing the GOLD Consent Revocation card immediately.

Your Board launched the turnaround as Adaptec faced a difficult challenge: Adaptec’s historically successful products were becoming obsolete, and new-generation processors and motherboards were taking over the Input / Output functions that once were performed by Adaptec’s products. Adaptec’s markets and sales were shrinking, its pre-2005 acquisitions left it with unrelated technologies, and it was burning cash at an unsustainable pace.

The Board carefully considered all of its alternatives. In 2005, it engaged a financial advisor to sell the company, but found no buyer at an appropriate price. It then launched the process of refocusing and rebuilding the business, naming Subramanian “Sundi” Sundaresh as CEO in November 2005 to lead the turnaround.

Since 2005 Adaptec has:

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Increased its cash position. Today, Adaptec has cash and equivalents of more than $380 million and has nearly eliminated its $224.5 million in convertible debt. To get there, it sold or exited non-core businesses, raising approximately $80 million in cash. It cut its combined R&D and SG&A expenses in half, from $125.9 million in fiscal 2006 to $61.9 million in fiscal 2009. And it improved gross margins from 30% in Q1 of fiscal 2006 to 46% in the last quarter.

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Launched new products that are beginning to generate enough revenues to offset the expected decline of its legacy products. To get there, the company focused its R&D and product development investments and made one – and only one – acquisition, Aristos Logic in 2008. These developments enabled Adaptec to capitalize on new market opportunities that were emerging as its data center customers capitalized on trends that included virtualization, cloud computing and “green IT.”

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Generated cash from operations in the last quarter of $4.6 million, resulting primarily from expense reductions, despite the decline in legacy sales. Since Sundi Sundaresh took the helm as CEO, the company earned GAAP net income of about $4 million (contrary to Steel’s misinformation). For a similar period prior to Mr. Sundaresh’s appointment, GAAP net losses totaled $240 million.

Now, the Board is taking new steps to realize Adaptec’s strategic vision.

The Board acted to strengthen Adaptec’s leadership, naming a new Chairman who knows both Adaptec’s technology and markets and who, in an oversight role, is working closely with management on its growth strategies. Contrary to Steel’s claims, that vote was taken during a regular Board meeting, with Steel’s representatives present for the discussion and vote.

As Adaptec builds the underlying value of the business, the Board continues to consider carefully a variety of options to create value for stockholders:

In April 2009, the Board once again retained a financial advisor to explore the potential benefit to Adaptec and its stockholders of three categories of strategic alternatives: possible uses of cash (such as dividends or stock repurchases); potential sale of Adaptec or separation of its operating assets; and a possible acquisition by Adaptec. In light of the complexity and potential variation within the broad category of sale of the company or its operating assets, the Board asked the advisor to explore in more detail some of the scenarios within that category, and the advisor concluded that, within that category, a sale of the operating assets presented the most promise. However, contrary to Steel’s assertions, the advisor is continuing to analyze and assess all of the alternatives and has not yet issued a formal recommendation among the three categories of strategic alternatives, nor has the Board concluded its deliberations.

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In 2008, the Board approved a stock repurchase program to use some of Adaptec’s cash. The trading parameters were designed by Jack Howard, a Steel designee. Since then, Steel has publicly complained that the program was mismanaged because fewer than one million shares were repurchased. The truth behind that complaint is: the Steel-designed plan set complex conditions for the repurchase – and those Steel-imposed conditions were rarely met!

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The Board has discussed other programs to return cash to the stockholders. It is noteworthy that Steel, in all of its recent public comments about Adaptec, has not once called for the return of cash as a dividend to stockholders – and we can only speculate as to its real intentions for that cash.

The Board as a whole has long been – and continues to be – open to considering options that would increase value to stockholders, including an acquisition or sale at the right price, or a return of cash to stockholders. But we believe that – in the face of today’s depressed valuations and before Adaptec can deliver sustainable sales growth from its new products – the time for a sale is not right. Others have come to the same conclusion. An analyst at Morgan Keegan & Co. recently made this comment in a published report:

“Over the past few years, Adaptec has made significant R&D investments and made the business model leaner to focus on growth going forward. We believe it would be more beneficial for shareholders if Adaptec were allowed to pursue its current business plan than be sold off at this time.”

Adaptec is committed to good corporate governance and has repeatedly attempted to accommodate Steel’s requests, but we are deeply concerned that Steel’s current proposals would harm Adaptec.

We believe Steel’s plan of selling Adaptec’s operations into a depressed market – potentially at a fire-sale price – has more to do with the problems besetting Steel than with the opportunities Adaptec is creating for all stockholders.

Steel has suffered steep and well-documented losses. While we cannot be certain of Steel’s motivation, we believe – based on discussions with Steel representatives – that Steel sees Adaptec’s cash assets as an investment vehicle it can control without having to go to investors to raise a new fund.

Steel’s proposals would give it effective control of your Board of Directors, allowing it to make the investment decisions. Again, we find it telling that Steel has not been calling for a return of cash to stockholders.

If stockholders approve Steel’s consent solicitation, a majority of Adaptec’s seven-member Board would have ties to Steel. These include the three directors who were designated by Steel: two Steel principals, Jack Howard and John Quicke, as well as John Mutch. The fourth director is Lawrence Ruisi. Mr. Ruisi was introduced to Adaptec by Steel; he was named to the Board of Rowan Companies as a Steel designee following its settlement with Steel; and he has been a personal acquaintance of John Quicke, a managing director and operating partner of Steel Partners LLC.

Has Steel’s engagement with Adaptec been beneficial to stockholders?

In our view, Steel has been neither productive nor constructive in the two years that its designees have been on the Adaptec Board. Steel has reviewed and approved all of the budgets and the acquisition about which it now publicly complains. About a year ago, Steel’s designees implicitly threatened a proxy fight if its principal, Jack Howard, was not elected as Adaptec’s chair. Last April, when Adaptec engaged its financial advisor, Steel’s designees threatened a proxy fight if decisions on strategic alternatives were not made by August.

The path that Adaptec has pursued since 2005 has created the prospects of significant value to stockholders.

Adaptec is – and always has been – prepared to explore all alternatives that might benefit stockholders. Adaptec now has the right products, the right financial footing, the right strategy and the right team to drive to the next level. We are committed to acting in the best interests of all of our stockholders. Do not let Steel fool you into believing otherwise for its own, self-serving purposes.

Again, we urge you to reject Steel’s proposals. Mark the “Yes, Revoke My Consent” boxes on the enclosed GOLD Consent Revocation card and mail it immediately. If you already have given your consent on a white card, you may revoke it by signing, dating and mailing the GOLD Consent Revocation card immediately.

For further information, please contact Georgeson at 1-800-223-2064 or at adaptecinfo@georgeson.com – or by facsimile at (212) 440-9009.

We appreciate your support.

Sincerely,

/s/ Douglas E. Van Houweling

Douglas E. Van Houweling

Chairman, Governance and Nominating

About Adaptec

Adaptec provides innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Adaptec products are used in IT environments ranging from traditional enterprise environments to fast-growing, on-demand cloud computing data centers. The company’s products enable data center managers, channel partners and OEMs to deploy best-in-class storage solutions to meet their customers’ evolving IT and business requirements. Around the world, leading corporations, government organizations, and medium and small businesses trust Adaptec technology. More information is available at www.adaptec.com, on its blog, storageadvisors.adaptec.com, and at adaptec.com/facebook and twitter.com/Adaptec_Inc.

Cautionary Statement

This material contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are statements that could be deemed to be forward-looking statements, including but not limited to statements related to Adaptec’s ability to realize its strategic vision; to build wealth or value for stockholders; to reach the next level; to find new opportunities; to develop or sell new products that generate enough revenues to offset the expected decline of legacy products; to capitalize on new market opportunities; to return cash to stockholders; and to turn around its business; and any statements relating to its business and growth prospects; plans, strategies and objectives of management; the potential success of its new products; and its future financial results or capital resources. Forward-looking statements may also be identified by their use of such words as “expects,” “intends,”

“anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: continued or increased economic weakness and declines in customer spending; the potential failure of anticipated long-term benefits to materialize; the potential impact of adverse changes in the global credit markets; the expected impact on our future revenues in the event of Adaptec’s failure to receive design wins for the new generation products; Adaptec’s dependence upon contract manufacturers and subcontractors; Adaptec’s dependence upon key customers; the impact of industry technology transitions; fluctuating operating results; and other risks detailed from time to time in filings Adaptec makes with the SEC, including its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Contacts

Media:

The Abernathy MacGregor Group

Tom Johnson, 212-371-5999

Ian Campbell and Jim Lucas, 213-630-6550

or

Investors:

Georgeson, 800-223-2064

adaptecinfo@georgeson.com